SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
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☐ Soliciting Material under Rule 14a-12

Netzee, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6190 Powers Ferry Road, Suite 400

Atlanta, Georgia 30339

April 30, 2002

Dear Netzee, Inc. Shareholder:

      On behalf of your Board of Directors, you are cordially invited to attend the Netzee, Inc. 2002 Annual Meeting of Shareholders to be held at our principal executive offices located at 6190 Powers Ferry Road, Suite 400, Atlanta, Georgia, on Wednesday, June 12, 2002, at 9:00 a.m., local time.

      It is important that your shares are represented at the annual meeting. Whether or not you plan to attend the annual meeting, please provide your proxy as instructed by these materials. Please note that, as described in more detail in the enclosed proxy statement, completing the provided proxy or instruction card will not prevent you from attending the meeting and voting in person.

      You will find information regarding the matters to be voted on at the annual meeting in the following pages. Our Form 10-K for the year ended December 31, 2001 is also enclosed with these materials. Your interest in Netzee is appreciated, and we look forward to seeing you on June 12th.

Sincerely,

Donny R. Jackson
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT/ANNUAL MEETING OF SHAREHOLDERS
Questions and Answers About the Proxy Materials and the Annual Meeting
BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
PROPOSAL ONE ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
Option Grants in Last Fiscal Year
Aggregate Option/SAR Exercises in Last Fiscal Year andFiscal Year-End Option/SAR Values
PERFORMANCE OF OUR COMMON STOCK
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
INDEPENDENT PUBLIC ACCOUNTANTS
OTHER MATTERS

NETZEE, INC.

6190 Powers Ferry Road, Suite 400
Atlanta, Georgia 30339

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be Held on June 12, 2002

      NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Netzee, Inc., a Georgia corporation, will be held at Netzee’s principal executive offices located at 6190 Powers Ferry Road, Suite 400, Atlanta, Georgia 30339, on Wednesday, June 12, 2002, at 9:00 a.m., local time, for the following purposes:

1. To elect two Class III directors, each to hold office for a three-year term and until his successor has been elected and qualified; and

2. To act upon such other matters as may properly come before the meeting or any postponements or adjournments thereof.

      Only holders of record of our common stock, no par value, at the close of business on April 19, 2002 shall be entitled to notice of, and to vote at, the annual meeting or any postponements or adjournments thereof.

      You are cordially invited to attend the annual meeting in person. If you are unable to attend the meeting, please vote as instructed by these materials as soon as possible.

By Order of the Board of Directors

Donny R. Jackson
President and Chief Executive Officer

Atlanta, Georgia

April 30, 2002

NETZEE, INC.
6190 Powers Ferry Road, Suite 400
Atlanta, Georgia 30339

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 12, 2002

Questions and Answers About the Proxy Materials and the Annual Meeting

Q:	Why am I receiving these materials?

A:	The Board of Directors of Netzee, Inc. is providing these proxy materials for you in connection with our 2002 Annual Meeting of Shareholders, which will take place on June 12, 2002. As a shareholder, you are invited to attend the meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	These proxy materials are intended to be first sent or given to shareholders on or about May 7, 2002. The information included in this proxy statement relates to the proposal to be voted on at the annual meeting, the voting process, the compensation of our directors and executive officers and certain other required information. Our Form 10-K for the year ended December 31, 2001, and other related materials, are also enclosed. The Form 10-K included in these materials does not include the exhibits we filed with the Form 10-K. These exhibits are available on the Internet at www.sec.gov, or we will provide any shareholder a copy of these exhibits upon written request, provided that the requesting shareholder reimburses us for our reasonable expenses incurred in doing so. Written requests should be mailed to:

Netzee, Inc.

6190 Powers Ferry Road, Suite 400
Atlanta, Georgia 30339
Attention: Investor Relations

Q:	What proposal will be voted on at the meeting?

A:	At the annual meeting, shareholders will be asked to vote on the election of two Class III directors, each to serve for a three-year term ending in 2005. Shareholders may also be requested to act upon such other matters as may properly come before the meeting or any postponements or adjournments thereof.

Q:	What is the voting recommendation?

A:	Our Board of Directors recommends that you vote your shares “FOR” each of the Class III director nominees to the Board.

Q:	What shares can I vote?

A:	All shares of common stock owned by you as of the close of business on April 19, 2002 may be voted by you. These shares include shares held directly in your name as the shareholder of record and shares that you beneficially own through a broker, bank or other nominee.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner through a nominee?

A.	Many of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially through a broker, bank or other nominee.

Shares Owned as a Shareholder of Record. If your shares are registered directly in your name with our transfer agent, SunTrust Bank of Atlanta, you are considered, with respect to those shares, to be the shareholder of record, and we are sending these proxy materials directly to you as such. As the shareholder of record, you may give representatives of Netzee a proxy to vote your shares as you direct, or you may vote in person at the meeting. We have enclosed a proxy card for you to use.

Shares Owned Beneficially Through a Broker, Bank or Other Nominee. Shares that are registered in the name of a brokerage account or by a bank or other nominee are commonly referred to as being held in “street name.” If you hold your shares in street name, these proxy materials were forwarded to you by your broker or nominee, which is considered, with respect to those shares, to be the shareholder of record. As the beneficial owner of shares held in street name, you have the right to direct the nominee how to vote your shares. You also have the right to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you first obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares or obtain a proxy from the nominee.

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. If you hold your shares in street name, you must have a signed proxy from the broker, bank or other nominee in order to vote your shares in person at the annual meeting.

Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the shareholder of record or in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this by mail. Please refer to the instructions included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

Q:	Can I change my vote?

A:	You may change your proxy or voting instruction at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held by you in street name, you may accomplish this by submitting new voting instructions to your broker or nominee, or you may vote your shares at the annual meeting if you have first obtained a proxy from your broker or nominee.

Q:	How are votes counted?

A:	The annual meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, exists. In determining whether a quorum exists at the annual meeting for purposes of all matters to be voted on, shares will be counted if they are represented at the meeting for any purpose other than to object to holding the meeting or transacting business at the meeting. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum has been reached, but will have no effect on the voting. Broker non-votes occur when banks, brokers and other nominees holding shares in street name do not receive voting instructions from the beneficial owners of those shares before the annual meeting and the broker lacks discretionary voting power to vote such shares.

Directors will be elected by a plurality of the votes cast at the annual meeting. This means that only votes cast for a nominee will be counted, and the two nominees for director who receive the most votes will be elected as directors. Broker non-votes and instructions to withhold authority to vote for any of the nominees for director will result in such nominees receiving fewer votes.

The proposal to elect director nominees will not create dissenters’ rights under the Georgia Business Corporation Code. Shareholders of Netzee do not have the right to cumulate their votes for the election of directors.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the meeting?

A:	We will announce preliminary voting results at the annual meeting and publish final results in our quarterly report on Form 10-Q for the quarter ended June 30, 2002.

Q:	What happens if additional proposals are presented at the meeting?

A:	Other than the proposal described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Donny R. Jackson or Jarett J. Janik, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the person named as proxy holder will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Q:	What shares are entitled to be voted?

A:	Each share of our common stock outstanding as of the close of business on April 19, 2002, the record date, is entitled to one vote on all items being voted upon at the annual meeting. On the record date, we had 3,377,911 shares of common stock issued and outstanding. In addition, 500,000 shares of Series B 8% Convertible Preferred Stock were issued and outstanding as of the record date. Holders of the preferred stock are not entitled to notice of or to vote at the meeting.

Q:	Who will bear the cost of soliciting votes for the meeting?

A:	Netzee is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

Q:	May I propose actions for consideration at next year’s annual meeting of shareholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future shareholder meetings, including director nominations. Shareholders who intend to submit proposals to Netzee for inclusion in our proxy statement for the 2003 Annual Meeting of Shareholders must submit such proposals so that they are received by Netzee no later than December 30, 2002. Such proposals must comply with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all other applicable proxy rules and requirements contained in Netzee’s bylaws relating to shareholder proposals in order to be included in Netzee’s proxy materials.

      Shareholders who wish to submit a proposal for consideration (other than nominations for election of directors) for consideration at Netzee’s 2003 Annual Meeting of Shareholders, but who do not wish to submit the proposal for inclusion in Netzee’s proxy statement pursuant to Rule 14a-8, must submit their proposal to Netzee in accordance with the procedures set forth in Netzee’s bylaws no earlier than January 13, 2003 and no later than February 12, 2003. Shareholders who intend to nominate persons for election to the Board of Directors at the 2003 Annual Meeting of Shareholders must submit such nominations to Netzee, and in accordance with the procedures set forth in Netzee’s bylaws, no earlier than February 12, 2003 and no later than March 14, 2003.

      Shareholder nominations for election of directors and other proposals should be submitted to: Secretary, Netzee, Inc., 6190 Powers Ferry Road, Suite 400, Atlanta, Georgia 30339. You may also contact our corporate secretary at the above address for a copy of the relevant bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

BENEFICIAL OWNERSHIP OF

PRINCIPAL SHAREHOLDERS AND MANAGEMENT

      The following table sets forth the number of shares and percentage of our common stock beneficially owned as of April 15, 2002 by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each director and director nominee, individually, (iii) our executive officers named in the Summary Compensation Table in this Proxy Statement, individually, and (iv) all our executive officers and directors as a group. As of April 15, 2002, there were 3,377,911 shares of our common stock issued and outstanding.

      A person is deemed to be a beneficial owner of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of a security, or “investment power,” which includes the power to dispose of or to direct the disposition of a security. For purposes of this table, a person or group of persons is also deemed to have beneficial ownership of any shares that the person or group has the right to acquire within 60 days after April 15, 2002. Except as otherwise indicated, and subject to applicable community property laws, the persons named below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. Unless otherwise indicated, the address of each beneficial owner below is 6190 Powers Ferry Road, Suite 400, Atlanta, Georgia 30339.

	Number of Shares	Percentage
Name of Beneficial Owner	of Common Stock	Beneficially Owned

InterCept, Inc.(1)	944,709	28.0%
3150 Holcomb Bridge Road, Suite 200
Norcross, Georgia 30071

John H. Harland Company(2)	550,000	16.3%
2939 Miller Road
Decatur, Georgia 30035

Community Financial Services, Inc.	170,125	5.0%
2410 Paces Ferry Road 600 Paces Summit Atlanta, Georgia 30339

John W. Collins(3)(4)	111,782	3.3%

Richard S. Eiswirth(5)(6)	40,302	1.2%

Donny R. Jackson(3)(7)	47,745	1.4%

Stiles A. Kellett, Jr.(8)(9)	74,361	2.2%

Jefferson B. A. Knox, Sr.(8)	3,750	*

Kevin R. Lee(10)	4,166	0.1%

Bruce P. Leonard(11)(12)	7,609	*

	Number of Shares	Percentage
Name of Beneficial Owner	of Common Stock	Beneficially Owned

A. Jay Waite(8)(13)	13,013	*

All directors and executive officers as a group (8 persons)(14)	286,831	8.3%

*	Less than 1% of the outstanding shares of common stock.

(1)	Based upon information set forth in a Schedule 13G filed with the Securities and Exchange Commission (the “Commission”) on February 14, 2002. Substantially all the assets of InterCept, Inc. (“InterCept”), including the 944,709 shares of our common stock beneficially owned by InterCept, serve as collateral to secure debt for money borrowed.
(2)	Includes 550,000 shares of common stock owned indirectly by John H. Harland Company (“Harland”) through wholly-owned subsidiaries.
(3)	Excludes 944,709 shares held by InterCept as to which each of Mr. Jackson and Mr. Collins, directors of InterCept, disclaims beneficial ownership.
(4)	Includes (i) 14,867 shares held indirectly through FDS, LLC, in which Mr. Collins owns a 60% membership interest; (ii) 78,253 shares held indirectly through Progeny Holdings, LLP, in which Mr. Collins owns a 93% membership interest; and (iii) 18,332 shares underlying options that are exercisable within 60 days after April 15, 2002.
(5)	Includes 34,482 shares underlying options that are exercisable within 60 days after April 15, 2002.
(6)	Mr. Eiswirth resigned as an executive officer on April 30, 2002.
(7)	Includes 14,867 shares held indirectly through FDS, LLC, in which Mr. Jackson owns a 20% membership interest.
(8)	Includes 3,750 shares underlying options that are exercisable within 60 days after April 15, 2002.
(9)	Includes 69,581 shares held indirectly through Kellett Partners, L.P. (“Kellett Partners”).

(10)	Includes 4,166 shares underlying options that are exercisable within 60 days after April 15, 2002.
(11)	Includes 7,499 shares underlying options that are exercisable within 60 days after April 15, 2002.
(12)	Excludes 170,125 shares held by Community Financial Services, Inc. (“CFSI”), as to which Mr. Leonard, as President and Chief Executive Officer of CFSI, disclaims beneficial ownership.
(13)	Includes 1,250 shares held by Waite Family Fund Ltd., a limited partnership in which Mr. Waite is the sole general partner.
(14)	Includes 75,729 shares underlying options that are exercisable within 60 days after April 15, 2002.

      Donny R. Jackson is a director and shareholder of InterCept, as well as our President, Chief Executive Officer and one of our directors. John W. Collins is the Chief Executive Officer, the Chairman of the Board of Directors and a shareholder of InterCept, as well as our Chairman of the Board of Directors. Bruce P. Leonard is the President and Chief Executive Officer of CFSI and is one of our directors.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires our directors and executive officers, and any person who beneficially owns more than 10% of our common stock, to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock. Such persons are required by regulations of the Commission to furnish us with copies of all Section 16(a) forms they file.

      Based solely upon on a review of copies of Section 16(a) filings we received during and with respect to fiscal 2001 and certain written representations of our officers and directors with respect to the filing of annual reports of changes in beneficial ownership on Form 5, we believe that each filing required to be made pursuant to Section 16(a) of the Exchange Act during fiscal 2001 and for prior fiscal years has been filed in a timely manner, other than a Form 5 filed by Mr. Jackson in 2002 to report one transaction that was exempt from Section 16(b) and was inadvertently filed late by counsel. Any such filings during previous fiscal years that were not made in a timely manner were reported in our proxy statement for the respective fiscal year.

PROPOSAL ONE

ELECTION OF DIRECTORS

      The following table sets forth information with respect to our continuing directors, director nominees and executive officers as of April 30, 2002.

Name	Age	Position

Donny R. Jackson	53	President, Chief Executive Officer and Class I Director

Jarett J. Janik†	34	Vice President and Controller

Kevin R. Lee	32	Senior Vice President, Operations

John W. Collins	54	Chairman of the Board of Directors and Class III Director

Stiles A. Kellett, Jr.	58	Class I Director

Jefferson B. A. Knox, Sr.	39	Class II Director

Bruce P. Leonard	48	Class III Director

A. Jay Waite	53	Class II Director

†	Effective May 1, 2002, Mr. Janik will assume the responsibility for managing Netzee’s finance and human resource functions, which duties were formerly performed by Richard S. Eiswirth, who resigned as our Senior Executive Vice President, Chief Financial Officer and Secretary effective April 30, 2002.

      In accordance with Article IX of the Articles of Incorporation, our Board of Directors is divided into three classes, designated Class I, Class II and Class III. Members of each class serve for a term of three years, and until their successors are elected. The maximum number of members of the Board of Directors is currently set at six, and there are presently six members of the Board of Directors. Mr. Jackson and Mr. Kellett currently serve as Class I directors until the 2003 annual meeting. Mr. Knox and Mr. Waite currently serve as Class II directors until the 2004 annual meeting. Mr. Collins and Mr. Leonard currently serve as Class III directors and have been nominated for election at the 2002 annual meeting.

      Our executive officers serve at the pleasure of the Board of Directors. We have entered into an Employment Agreement with Mr. Jackson, the term of which is automatically extended each day for an additional day so that the remaining term shall continue to be three years, although either party may at any time fix the term to a finite period of three years.

Nominees For Class III Director

      The biographies set forth below are submitted for consideration regarding the nomination of Mr. Collins and Mr. Leonard for election as Class III directors.

      John W. Collins has served as our Chairman of the Board of Directors since our inception. Mr. Collins was the co-founder of InterCept and has served as its Chairman of the Board and Chief Executive Officer since 1996. Prior to co-founding InterCept, Mr. Collins served as a director and executive officer of several of its predecessor companies and affiliates since 1986. Mr. Collins is also a director of several privately held companies.

      Bruce P. Leonard has served as a Class III director since September 1999. Since 1990, Mr. Leonard has served as the President, Chief Executive Officer and Chairman of the Board of Directors of The Bankers Bank, a bankers’ bank located in Atlanta, Georgia, and its parent company, CFSI. From 1987 to 1990, he was Senior Vice President — Marketing of The Bankers Bank. He has served as past Chairman of the U.S. Bankers’ Banks CEO Council and as a board member of the Independent Bankers Association of America. He is currently a board member of the Southeastern Bankcard Association.

Continuing Class I Directors

      Donny R. Jackson has served as our Chief Executive Officer and a director since October 2000. He has served as our President since November 2000. He also served as the President and a director of Direct Access

Interactive, Inc. (“Direct Access”), our predecessor, from March 1999 until its merger into Netzee in September 1999. He also served as a director of Netzee from our inception until April 2000. Mr. Jackson was a co-founder of InterCept and served as its President and Chief Operating Officer from its inception in April 1996 to October 2000. Mr. Jackson has also served as a director of InterCept since its inception.

      Stiles A. Kellett, Jr. has served a Class I director since October 1999. Since March 1996, Mr. Kellett has been the owner and Chairman of the Board of Directors of Kellett Investment Corp., a privately held investment firm. From 1976 to 1995, Mr. Kellett was co-owner and served as Chairman of the Board of Directors of Convalescent Services, Inc., a long-term health care company located in Atlanta, Georgia. Mr. Kellett also serves as a director and a member of the Compensation Committee of MCI WORLDCOM, Inc. and as a director of 1st Virtual, Inc., an Internet bank based in Palm Beach Gardens, Florida.

Continuing Class II Directors

      Jefferson B. A. Knox, Sr. has served as a Class II director since April 2000. Since April 1998, Mr. Knox has been the Executive Director of The Knox Foundation, a private charitable foundation. From 1992 to 1998, Mr. Knox was the President of the Columbia County, Georgia division of Allied Bank of Georgia, which was acquired by Regions Bank of Georgia in 1997. From 1987 to 1992, Mr. Knox served as the President of The Bank of Columbia County, which at that time was a wholly owned subsidiary of Allied Bankshares, Inc. Mr. Knox is currently a member of the Board of Directors of Regions Bank of Central Georgia in Thomson, Georgia and of Merry Land Properties, Inc. in Augusta, Georgia. Mr. Knox is the son of Boone A. Knox, a director of InterCept.

      A. Jay Waite has served as a Class II director since September 1999. Mr. Waite is currently a private investor. From 1989 to 1998, Mr. Waite served as the Chairman of the Board of Reily Electrical Supply, Inc., an electrical equipment distributor located in New Orleans, Louisiana.

      In connection with our acquisition of the Internet banking division of The Bankers Bank, we agreed to cause Mr. Leonard to be elected as one of our Class III directors. Mr. Leonard is the President and Chief Executive Officer of The Bankers Bank, one of our strategic marketing partners.

      Under the terms of a Line of Credit Agreement by and between Netzee and Kellett Partners, we agreed to cause a representative of Kellett Partners to be elected to our Board of Directors. Stiles A. Kellett, Jr. has been designated by Kellett Partners as its representative to serve on our Board of Directors and was elected to the Board of Directors on October 19, 1999. Although the Line of Credit Agreement was terminated on December 15, 1999, Mr. Kellett remains as a member of the Board of Directors.

Executive Officers

      Certain information relating to each of our executive officers (other than Mr. Jackson) is set forth below.

      Jarett J. Janik has served as our Vice President and Controller since our inception in August 1999. In this position, Mr. Janik has played a key role in the completion of our initial public offering in November 1999, in the development of our finance and accounting departments and in the completion of our restructuring efforts. Effective May 1, 2002, Mr. Janik will assume the responsibilities for the finance and human resource functions formerly held by Mr. Eiswirth. These include the day-to-day financial operations of Netzee, including financial planning, financial forecasting, treasury management and financial reporting, as well as all human resources and related activities. Mr. Janik will report to Mr. Jackson, our President and Chief Executive Officer. Prior to joining Netzee, from 1992 to 1999, Mr. Janik held various financial and operational positions with Atlanta-based Crawford & Co., a multi-national, independent risk management and insurance services firm, most recently as Assistant Vice President. Mr. Janik graduated from the University of Denver where he received a Masters degree in Business Administration with an emphasis in finance.

      Kevin R. Lee has served as our Senior Vice President of Operations since April 2001. Mr. Lee is responsible for the overall operations and management of Netzee, including implementation, customer service, technical support, product management, product development, telecommunications, bill payment services and data center operations. From October 1999 to March 2001, Mr. Lee was the Chief Information Officer of

MaxRate.com, an Internet-based exchange for consumer and commercial deposits that he co-founded. From June 1993 to September 1999, Mr. Lee served most recently as Senior Manager for Accenture (formerly Andersen Consulting LLP) in various technology consulting engagements and business development efforts.

Committees of the Board of Directors

      The Board of Directors has established an Audit Committee and a Compensation Committee. We do not have a Nominating Committee.

Audit Committee

      Certain of the information contained in this subsection shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

      Composition of Audit Committee. The Audit Committee consists of Mr. Knox, Mr. Leonard and Mr. Waite. The Audit Committee reviews (i) the scope and timing of our audit services and any other services our independent auditors are asked to perform, (ii) the auditors’ report on our financial statements following completion of such audit and (iii) the auditors’ policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee will make annual recommendations to the Board of Directors of the appointment of independent auditors for the following year. Each of the members of the Audit Committee is independent as defined under Rule 4200(a)(14) of the Marketplace Rules of the Nasdaq Stock Market, Inc. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which was attached to our 2001 Proxy Statement pursuant to the rules of the Commission. The Audit Committee held four meetings in fiscal year 2001.

      Audit Committee Report. The Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2001. In addition, the Audit Committee has discussed with our independent auditors, Arthur Andersen LLP (“Arthur Andersen”), the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, which includes, among other things, matters related to the conduct of the audit of our financial statements. The Audit Committee also has received the written disclosures and the letter from Arthur Andersen required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Arthur Andersen its independence from Netzee. The Audit Committee has discussed with our management and with our independent accountants such other matters and received such assurances from them as the Audit Committee deemed appropriate.

      Based on the foregoing reviews and discussions and in reliance thereupon, the Audit Committee has recommended to our Board of Directors the inclusion of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

Jefferson B. A. Knox, Sr.

Bruce P. Leonard
A. Jay Waite

Compensation Committee

      The Compensation Committee consists of the entire Board of Directors. The Compensation Committee reviews and evaluates the compensation and benefits of all of our officers, reviews general policy matters relating to compensation and benefits of our employees and makes recommendations concerning these matters. The Compensation Committee also administers the Netzee, Inc. 1999 Stock Option and Incentive Plan (the “Plan”). The Compensation Committee held one meeting in fiscal year 2001.

Meetings of the Board of Directors and Committees

      Our Board of Directors held 13 meetings during fiscal year 2001. During fiscal 2001, each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and of its committees that they were eligible to attend.

Compensation Committee Interlocks and Insider Participation

      For a description of certain transactions involving Netzee or any of its subsidiaries and members of the Board of Directors or their affiliates, see “Certain Relationships and Related Transactions.”

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE CLASS III DIRECTOR NOMINEES SET FORTH IN PROPOSAL ONE.

EXECUTIVE COMPENSATION

      The following table sets forth as of December 31, 2001 all compensation we paid during fiscal years 1999, 2000 and 2001 to (i) our Chief Executive Officer; (ii) Richard S. Eiswirth and Kevin R. Lee, the other most highly compensated executive officers serving as such at December 31, 2001 whose total annual salary and bonus for fiscal year 2001 exceeded $100,000; and (iii) C. Michael Bowers and Michael E. Murphy, two former executive officers whose salary and bonus for fiscal year 2001 exceeded $100,000 but were not serving as executive officers at December 31, 2001 (all of such individuals, collectively, the “Named Executive Officers”). Because Mr. Murphy was hired in 2000, no information has been provided for him for fiscal year 1999. In addition, because Mr. Lee was hired in 2001, no information has been provided for him for fiscal years 1999 and 2000. Pursuant to the rules of the Commission, the compensation described in this table does not include the value of medical insurance, group life insurance or other benefits received by any Named Executive Officer that are available generally to all salaried employees of Netzee.

Summary Compensation Table

						Long Term Compensation

		Annual Compensation				Awards

							Securities
	Fiscal			Other		Restricted Stock	Underlying		All Other
Name and Principal Position	Year	Salary	Bonus	Compensation		Awards	Options/SARs		Compensation

Donny R. Jackson	2001	$275,000	$—	$5,160	(1)	—	—		$—
President and Chief	2000	45,833	—	860	(1)	—	125,000	(2)	—
Executive Officer

Richard S. Eiswirth(3)	2001	190,000	—	52,825	(4)	—	—		—
Senior Executive Vice	2000	166,042	—	16,167	(4)	—	9,375		—
President, Chief	1999	35,000	15,000	5,400	(4)	—	33,750	(5)	—
Financial Officer and
Secretary

Kevin R. Lee	2001	112,500	—	2,157	(6)	—	12,500		—
Senior Vice President,
Operations

C. Michael Bowers	2001	183,333	50,000	13,000	(7)	—	—		35,333	(8)
Former Chief	2000	200,000	—	22,500	(7)	—	—
Administrative Officer	1999	52,083	—	6,000	(7)	—	37,500		—

Michael E. Murphy	2001	169,750	—	—		—	—		200,000	(9)
Former Vice President	2000	153,583	—	—		—	25,319	(10)	—
and Chief Technology
Officer

(1)	These amounts represent automobile allowance payments for 2001 and 2000, respectively.
(2)	During fiscal 2001, Mr. Jackson elected to cancel these options.
(3)	Mr. Eiswirth resigned as an executive officer of Netzee effective April 30, 2002.
(4)	Includes (i) $12,000, $12,000 and $4,000 in automobile allowance payments; and (ii) $5,360, $4,167, and $1,400 in employer matching 401(k) contributions, each in 2001, 2000, and 1999, respectively. The 2001 amount also includes $35,465 in club membership fees. The 2001 and 2000 employer matching 401(k) contributions include 1,103 and 422 shares of our common stock, respectively, with a fair market value of $1,852 and $3,500 at December 31, 2001 and December 31, 2000, respectively.
(5)	Represents options granted by Netzee in 1999, excluding options to purchase 3,750 shares of common stock of Direct Access, our predecessor, which were exercised in August 1999 by Mr. Eiswirth prior to our merger with Direct Access.
(6)	Represents employer matching 401(k) contributions in 2001. The amount of employer matching 401(k) contributions includes 410 shares of our common stock with a fair market value of $688 as of December 31, 2001.
(7)	Mr. Bowers resigned as our Chief Administrative Officer in November 2001. Amounts represent (i) $11,000, $12,000, and $4,000 in automobile allowance payments; and (ii) $2,000, $10,500 and

$2,000 in employer matching 401(k) contributions, each in 2001, 2000, and 1999 respectively. The amount of employer matching 401(k) contributions in 2000 includes 1,167 shares of our common stock with a fair market value of $3,500 as of December 31, 2000.

(8)	This amount represents severance compensation paid in connection with Mr. Bowers’ resignation in November 2001.
(9)	Mr. Murphy resigned as our Chief Technology Officer in November 2001. This amount represents severance compensation paid in connection with his resignation.

(10)	Includes options to purchase 319 shares of our common stock that were granted in exchange for options to purchase 2,549 shares of Digital Visions, Inc. (“Digital Visions”) common stock held by Mr. Murphy immediately prior to our acquisition of Digital Visions in March 2000.

Employment Agreements

      On October 10, 2000, we entered into a three-year Employment Agreement with Mr. Jackson that provides him with a base salary of $275,000 per year. Unless earlier terminated, the term of this Employment Agreement is automatically extended each day for an additional day so that the remaining term shall continue to be three years; provided, however, that either party may at any time, by written notice to the other, fix the term to a finite term of three years, without further automatic extension, commencing with the date of such notice. Mr. Jackson is eligible to participate in all of our bonus, incentive, retirement and insurance programs, as well as other benefit programs which are generally available to similar executives of Netzee. In addition to his base salary, we also granted Mr. Jackson an option under the Plan to purchase up to 125,000 shares of our common stock which he elected to cancel during fiscal 2001.

      If we terminate the Employment Agreement without cause, Mr. Jackson will receive payment of his base salary for the greater of 12 months or the remainder of the term. The Agreement also prohibits Mr. Jackson from competing with us or soliciting our customers, employees or consultants during the term of the Employment Agreement and for a period of 12 months thereafter. The Agreement does not prevent Mr. Jackson from remaining an employee of InterCept so long as only minimal time is spent on matters for InterCept and such employment does not interfere with Mr. Jackson’s performance of his duties under the Employment Agreement.

      In May 2001, we entered into a Severance Agreement with L. Dan Anderson, our former Senior Vice President of Sales, pursuant to which his Employment Agreement was terminated and Mr. Anderson was paid $100,000 in cash. We continued Mr. Anderson’s health insurance coverage until September 30, 2001 by making COBRA payments.

      In November 2001, we entered into a Severance Agreement with Mr. Bowers, our former Chief Administrative Officer, pursuant to which his Employment Agreement was terminated and Mr. Bowers was paid $35,333 in cash. In addition, in consideration for the successful extension of a customer contract and the relocation of our Connecticut call center, we paid Mr. Bowers a cash bonus of $50,000.

      In November 2001, we entered into Severance Agreement with Michael E. Murphy, our former Chief Technology Officer, pursuant to which his Employment Agreement was terminated and Mr. Murphy was paid $200,000 in cash. In that same month, we also entered into a Severance Agreement with William Todd Shiver, our former Senior Vice President of Sales, pursuant to which his Employment Agreement was terminated and Mr. Shiver was paid a bonus of $15,000 in cash.

      On April 30, 2002, we entered into a Severance Agreement with Richard S. Eiswirth. Pursuant to the Severance Agreement, Mr. Eiswirth was paid $321,686 in cash. We also agreed to pay Mr. Eiswirth a $50,000 cash bonus 90 days after the date of the Severance Agreement if Mr. Eiswirth satisfactorily provides us with finance-related assistance on an as-needed basis during such 90 days. We also agreed to continue Mr. Eiswirth’s health insurance coverage until the earlier of July 31, 2002 or his employment with another company by making COBRA payments.

      We have also entered into agreements with other employees who are not executive officers.

Compensation of Directors

      Neither employee nor non-employee directors receive cash compensation for services performed in their capacity as directors. We reimburse each director for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and any of its committees. In addition, directors are eligible to receive grants of awards under the Plan. In September 1999, the Board of Directors approved a one-time grant of options to purchase 5,000 shares of our common stock to each then existing director of Netzee and to each person who thereafter became elected to the Board of Directors. One fourth of each of these options vests immediately on the date of election and the remainder of the option vests in equal installments over the next three anniversaries of the grant date.

Stock Options

      The following table sets forth information regarding the grant of stock options in fiscal year 2001 to each of the Named Executive Officers.

Option Grants in Last Fiscal Year

Individual Grants

		Percent of		Per Share
	Number of	Total		Fair Market
	Securities	Options/SARs	Per Share	Value of
	Underlying	Granted to	Exercise or	Stock on
	Options/SARs	Employees in	Base	Date of
Name	Granted	Fiscal Year	Price	Grant	Expiration Date

Donny R. Jackson	—	—%	$—	$—	—

Richard S. Eiswirth	—	—	—	—	—

Kevin R. Lee	12,500 (1)	25.7	4.00	4.00	April 6, 2011

C. Michael Bowers	—	—	—	—	—

Michael E. Murphy	—	—	—	—	—

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Potential Realizable Value at
	Assumed Annual Rates of
	Stock Price Appreciation
	for Option Term

Name	0%	5%	10%

Donny R. Jackson	$—	$—	$—

Richard S. Eiswirth	—	—	—

Kevin R. Lee	—	31,445	79,687

C. Michael Bowers	—	—	—

Michael E. Murphy	—	—	—

(1)	The shares of our common stock subject to this option vest and become exercisable in three equal installments, with the first installment having vested on April 6, 2002 and subsequent installments to vest on April 6, 2003 and 2004, respectively.

      No options were exercised in fiscal year 2001 by any of the Named Executive Officers. The following table sets forth information concerning the value at December 31, 2001 of unexercised options held by each of the Named Executive Officers.

Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

	Number of Securities		Value of Unexercised In-
	Underlying		the-Money
	Unexercised Options/SARs		Options/SARs at Fiscal
	At Fiscal Year-End		Year-End(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Donny R. Jackson(2)	—	—	$—	$—

Richard S. Eiswirth	34,328	8,797	—	—

Kevin R. Lee	—	12,500	—	—

C. Michael Bowers(3)	—	—	—	—

Michael E. Murphy(3)	—	—	—	—

(1)	Based upon a per share price of $1.68, the closing price of a share of our common stock on December 31, 2001, as reported by the Nasdaq National Market.
(2)	In July 2001, Mr. Jackson elected to cancel an option to purchase 125,000 shares of common stock.

(3)	In connection with their resignation, all options held by Mr. Bowers and Mr. Murphy were forfeited as of December 31, 2001.

Netzee, Inc. 1999 Stock Option And Incentive Plan

      Effective August 5, 1999, our Board of Directors and shareholders approved the Plan. Under the Plan, we may grant to eligible persons, including our employees, directors, consultants and advisors, incentive stock options, non-qualified stock options, restricted stock awards and stock appreciation rights. The Compensation Committee believes that the Plan is an important part of our overall compensation program. The Plan supports our ongoing effort to attract and retain talented employees and directors and gives us the ability to provide employees and others with incentives that are directly linked to our financial results and increases in shareholder value. In addition, we may grant options outside of the Plan.

      Eligibility. The Compensation Committee determines the persons eligible to receive awards under the Plan. These persons may include, without limitation, our employees, directors, key consultants or advisors.

      Administration. As provided in the Plan, the Compensation Committee is responsible for administering the Plan, except that with respect to options or awards granted to our executive officers or directors, the full Board of Directors or a committee comprised solely of two or more non-employee directors (if the Compensation Committee is not so comprised) is responsible for granting awards. Because the full Board of Directors is currently serving as the Compensation Committee, the full Board of Directors currently administers the Plan and determines the terms of any awards granted under the Plan, within limitations specified in the Plan.

      Shares Reserved. The maximum number of shares of our common stock that currently may be subject to outstanding awards, determined immediately after the grant of any award, is 790,404 shares, subject to adjustments for stock splits, dividends and other dilution events. The Plan provides that the number of shares of our common stock available for issuance under the Plan shall be increased on the first day of each calendar year so that the maximum number of shares available for the issuance of options is equal to 20% of the number of shares of our common stock outstanding on the preceding trading day, as determined on a fully-diluted basis, but in no case will the number of shares be less than 437,500, and in no event shall the total number of incentive stock options granted under the Plan exceed 437,500.

      Stock-Based Awards. The Plan permits us to grant incentive stock options, which qualify for special tax treatment, and non-qualified stock options, as well as restricted stock awards and stock appreciation rights. The exercise price for incentive stock options cannot be less than the fair market value of our common stock on the date of grant, as determined under the Plan, or, with respect to a shareholder owning more than 10% of the total combined voting power of all classes of our stock, not less than 110% of the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, or five years if granted to a shareholder owning more than 10% of the total combined voting power of all classes of stock. The number of shares subject to options granted to a person in a year may not exceed 125,000. Incentive stock options may not be granted under the Plan after August 5, 2009.

      Under the Plan, we may also award shares of restricted common stock. Each award agreement will set forth conditions that must be satisfied before the restricted stock vests and becomes transferable. Restricted stock awards may be forfeited if, for example, the recipient’s employment terminates before the award vests. Except as specified at the time of grant, holders of restricted stock will have voting rights and the right to receive dividends on such stock.

      The shares of our common stock subject to any award that terminates, expires or is cashed out without payment being made in the form of our common stock will again be available for issuance under the Plan.

      As of April 30, 2002, we have granted options to purchase an aggregate of 201,625 shares of our common stock to persons who are currently our executive officers and directors (including Mr. Janik, who will be deemed to be an executive officer of Netzee effective May 1, 2002), at per share exercise prices ranging from $3.84 to $113.52, of which options to purchase 130,000 shares have been canceled or forfeited. All such canceled or forfeited options are available for reissuance under the Plan. The following current executive officers and directors have outstanding options to purchase the specified amount of shares of our common stock as of April 30, 2002:

Amount of Shares
Underlying
Executive Officer or Director	Options Granted

Donny R. Jackson	— (1)

Jarett J. Janik	6,625

Kevin R. Lee	12,500

John W. Collins	26,875

Bruce P. Leonard	10,625

A. Jay Waite	5,000

Jefferson B. A. Knox, Sr.	5,000

Stiles A. Kellett, Jr.	5,000

(1)	Reflects the cancellation of (i) an option to purchase 5,000 shares of common stock in April 2000; and (ii) an option to purchase 125,000 shares of common stock in July 2001.

      All options granted to our current executive officers and directors vest in equal installments over a three-year period from the date of grant except for 1,250 shares subject to options held by each of Mr. Collins, Mr. Kellett, Mr. Knox, Mr. Leonard and Mr. Waite that were immediately exercisable when granted, and 1,000 shares subject to an option held by Mr. Janik, which vested upon the completion of our initial public offering.

      In addition, options to purchase 459,939 shares of our common stock have been granted to other employees and consultants as of April 30, 2002 at per share exercise prices ranging from $.08 to $136.64, of which options to purchase 3,994 shares have been exercised and options to purchase 383,406 shares have been canceled or forfeited. All such canceled or forfeited options are available for reissuance under the Plan.

      The Board of Directors has approved a one-time grant of options to purchase 5,000 shares to each director as of the date the director is first elected to the Board of Directors, one fourth of which vests immediately and the remainder of which vests in equal portions over the three anniversaries of the date of grant. See “— Compensation of Directors.”

Compensation Committee Report on Executive Compensation

      The information contained in the following report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

      Our compensation and benefit practices are addressed by the Compensation Committee, which is presently comprised of all members of the Board of Directors. The Compensation Committee establishes our general compensation policy, establishes the compensation of our Chief Executive Officer (with the Chief Executive Officer removing himself from such discussion), approves the compensation of our other executive officers and administers the Plan.

      Compensation Philosophy. The Compensation Committee has determined that our compensation program should be directed to rewarding performance that creates value for shareholders. The Compensation Committee’s policies focus on attracting, motivating and assisting in the retention of key employees who demonstrate high levels of ability and talent. The compensation program looks both to the short and long term, balancing compensation to reward executive officers for our past performance with incentives for contributions to our future performance over the long term. The Compensation Committee utilizes base salary, cash bonuses and, more so in the past, grants of stock options and other incentive awards as part of its compensation program.

      Base Salary Program. Base salaries were initially determined primarily by evaluating the responsibilities of the position held by, and the experience of, each executive officer in addition to competitive comparisons with like industries and companies in the geographic area. Annual salary adjustments are determined by evaluating the competitive marketplace, our operating and financial performance, the performance of the executive and any increased responsibilities assumed by the executive.

      Bonus Compensation Program. Executive officers are eligible to receive annual cash bonuses based upon criteria established by the Compensation Committee based upon our operating performance.

      Equity-Based Incentive Awards. Awards of equity-based compensation, including stock options, restricted stock and stock appreciation rights under the Plan are intended to reward contributions to our operational and financial performance by executive officers and employees and to align the long-term interests of such persons with those of the shareholders. In prior years, the Compensation Committee has considered equity-based compensation to be an important method of providing an incentive for executive officers to remain with Netzee, and to continue to make significant contributions to Netzee. Given the decline in the market price of our common stock in 2000 and 2001, equity-based incentive awards were used less frequently in 2001 than in prior years. In awarding equity-based compensation, the Compensation Committee considers the number of shares underlying the award and the value of the award held by each executive officer that will vest in future periods and seeks to maintain equitable relationships among executive officers who have similar levels of responsibility.

      Compensation of Chief Executive Officer. In 2001, Mr. Jackson, our Chief Executive Officer since October 2000, earned an annual base salary of $275,000 pursuant to the terms of an Employment Agreement dated October 10, 2000. See “— Employment Agreements.” The Board of Directors concluded that Mr. Jackson’s 2001 annual base salary provided in his Employment Agreement is reasonable in amount and consistent with industry practices. The Compensation Committee may consider additional long-term compensation awards to Mr. Jackson based upon the achievement of our operational and financial objectives.

      Compliance with Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for compensation over $1 million that is paid to the public company’s chief executive officer and its four other most highly compensated executive officers. Qualified performance-based compensation under Section 162(m) of the Code and the applicable regulations is not subject to the deduction limit if certain requirements are met. The Compensation Committee believes that incentive awards granted under the Plan have been exempt from the limitations as performance-based compensation as a result of certain transition rules adopted under Section 162(m) and because the Plan was effective prior to our initial public offering. We intend to take all actions necessary so that these awards continue to qualify for treatment under the transitional rules or as performance-based compensation and would therefore continue to be exempt from the Section 162(m) limit in accordance with the regulations adopted under Section 162(m). We believe that compensation expected to be paid in fiscal year 2002 to our executive officers will not exceed the Section 162(m) limitations.

John W. Collins

Donny R. Jackson
Stiles A. Kellett, Jr.
Jefferson B. A. Knox, Sr.
Bruce P. Leonard
A. Jay Waite

PERFORMANCE OF OUR COMMON STOCK

      The information contained in this section shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

      The following performance graph compares the cumulative shareholder return on our common stock to the cumulative total return of the Nasdaq Stock Market (U.S. Companies) and the Nasdaq Computer & Data Processing Index (formerly the Nasdaq Computer Index) over the period from November 8, 1999, the date our common stock was registered under the Exchange Act, to December 31, 2001. The graph assumes that the value of the investment in our common stock and each index was $100 at November 8, 1999 and that all dividends paid through such period were reinvested.

COMPARISON OF CUMULATIVE TOTAL RETURN

NOVEMBER 8, 1999 TO DECEMBER 31, 2001

	November 8, 1999	December 31, 1999	December 31, 2000	December 31, 2001

Netzee, Inc.	$100.00	$118.75	$2.68	$1.50
Nasdaq Stock Market (U.S. Companies)	$100.00	$129.08	$77.64	$61.60
Nasdaq Computer & Data Processing Index	$100.00	$146.35	$67.39	$54.28

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We believe that all of the following transactions were made on terms no less favorable than we would have obtained from unaffiliated third parties on an arm’s length basis. All transactions with our shareholders, officers and directors or their affiliates, if any, are subject to the approval of a majority of our independent and disinterested outside directors and are conducted on terms no less favorable than we could have obtained from unaffiliated third parties on an arm’s length basis.

Related Party Borrowings

      In May 2000, we entered into a $15,000,000 line of credit agreement with InterCept, the owner of approximately 28% of our common stock. At that time, the outstanding principal balance due under a promissory note we issued to InterCept was transferred to the line of credit. The line of credit bore interest at a yearly rate of prime plus 2% and was secured by substantially all of our assets. Accrued interest under the line of credit was payable quarterly beginning July 1, 2000. The principal balance was payable at maturity on May 31, 2003. The line of credit provided for earnings, tangible net worth and other affirmative and negative covenants and provided for various other conditions and restrictions.

      In connection with the acquisition of Internet banking and bill payment businesses from Harland, the owner of approximately 16% of our common stock, we borrowed $5,000,000 under a promissory note we issued to Harland. See “— Other Relationships with Harland.” The note bore interest at a yearly rate of prime plus 2% and was secured by substantially all of our assets. Such security was pari passu in priority to the security given to InterCept with respect to the line of credit. Accrued interest under the note was payable quarterly beginning January 1, 2001. The principal balance was payable at maturity on September 29, 2005. Subsequent to September 29, 2002, Harland had the right to demand full payment of the note and all accrued interest with 30 days’ notice.

      In conjunction with the sale of our regulatory and reporting products to InterCept in February 2001, we converted the $15,000,000 line of credit with InterCept and the $5,000,000 promissory note issued to Harland into a joint $20,000,000 credit facility, of which $15,000,000 was funded by InterCept and $5,000,000 was funded by Harland. See “— Other Relationships with InterCept — Sale of Regulatory and Reporting Products to InterCept.” The credit facility was to mature on November 2, 2002. The terms of this credit facility remained consistent with the terms of the former InterCept line of credit and the Harland promissory note, except that both InterCept and Harland were given the right (instead of just InterCept) to enforce the covenants contained in the line of credit agreement. A substantial part of the proceeds from the disposition of the regulatory and reporting products were utilized to pay down this facility.

      On May 8, 2001, we sold certain assets related to a portion of our bill payment operations. See “— Relationships with Officers and Directors.” Gross proceeds from the sale were approximately $1.3 million in cash and the majority of these proceeds were used to pay down our joint credit facility. As a result of this sale, Harland’s portion of the joint credit facility was permanently reduced by $225,000. The total credit facility was reduced to $19,775,000 and the ratio of available borrowings was adjusted to approximately 76% from InterCept and approximately 24% from Harland.

      On November 15, 2001, we sold certain assets acquired from Digital Visions. Gross proceeds from the sale were approximately $1.35 million in cash and the majority of these proceeds were used to pay down our joint credit facility. As a result of this sale, Harland’s portion of the joint credit facility was permanently reduced by $220,000. The total credit facility was reduced to $19,555,000 and the ratio of available borrowings was adjusted to approximately 77% from InterCept and approximately 23% from Harland.

      On March 29, 2002, our joint credit facility with InterCept and Harland was amended. The maturity date of the credit facility was extended to April 10, 2003 and the total credit facility was reduced from approximately $19.6 million to $18 million. The first $17 million, to the extent borrowed, will be funded approximately 76.7% by InterCept and 23.3% by Harland. The remaining $1 million, if borrowed, will be funded solely by InterCept. In connection with this amendment, InterCept was paid an extension fee of $100,000 and Harland was paid an extension fee of $20,000.

      We incurred interest expense associated with our borrowings from InterCept and Harland of approximately $824,000 and $265,000, respectively, during 2001, and we were in compliance with all the covenants of the credit agreement.

Other Relationships with InterCept

Common and Related Officers and Directors

      InterCept currently owns approximately 28% of our common stock. Our Chairman of the Board of Directors, John W. Collins, is the Chairman and Chief Executive Officer of InterCept, and Donny R. Jackson, who is our Chief Executive Officer and one of our directors, is a director of InterCept. Boone A. Knox, the father of Jefferson B. A. Knox, Sr., one of our directors, is a director of InterCept. In addition, our former Chief Executive Officer and Vice Chairman, Glenn W. Sturm, was a director of InterCept during his tenure as an executive officer and director of Netzee, and Jon R. Burke, who was a director of Netzee, was also a director of InterCept during his tenure. Both Mr. Sturm and Mr. Burke resigned from our Board of Directors in March 2002.

Marketing and Vendor Arrangements

      We have entered into a marketing arrangement with InterCept under which InterCept sells our products and services. Under this arrangement, we pay a commission to InterCept for each sale of our products and services made by InterCept and for each referral by InterCept to our sales force that results in a sale. We paid InterCept approximately $141,000 under this arrangement in fiscal year 2001.

      During 2001, we utilized certain of InterCept’s vendor relationships to purchase certain hardware and software used in connection with our Internet and telephone banking products. By utilizing these vendor relationships, we were able to take advantage of purchasing discounts that we would have been unable to obtain on our own. In addition, InterCept assisted us in managing the ordering and inventory process related to this equipment. During 2001, we paid approximately $123,000 to InterCept for this equipment, which included a fee to InterCept for its services.

Shared Facilities

      During 2001, we shared some of our facilities with InterCept. We paid approximately $112,000 to InterCept during 2001 related to these shared facilities.

Sale of Regulatory and Reporting Products to InterCept

      On February 2, 2001, we sold to InterCept certain of our regulatory and reporting assets acquired from DPSC Software, Inc. in December 1999, and InterCept assumed approximately $2,400,000 in related operating liabilities, for total consideration of approximately $16,500,000. We received cash proceeds of approximately $14,100,000. The amount of the consideration was determined based upon arm’s length negotiations.

Other Relationships with Harland

Acquisition of Internet Banking and Bill Payment Businesses

      On September 29, 2000, we entered into an acquisition agreement with Harland to acquire the Internet banking and bill payment businesses owned by certain of Harland’s subsidiaries. Simultaneously therewith, we borrowed $5,000,000 from Harland pursuant to a promissory note, which was ultimately converted into a joint credit facility with InterCept and Harland. See “— Related Party Borrowings.”

Shared Costs and Administrative Support

      In connection with the acquisition of assets from Harland, beginning in November 2000, we subleased our Connecticut and Oregon facilities from Harland. We paid approximately $356,000 in expenses during 2001 associated with these subleases. Additionally, we incurred costs totaling approximately $122,000 related to the usage of certain of Harland’s employees, administrative support and equipment during the post-acquisition transition.

License of Cash Management Software to The Bankers Bank

      In March 2000, we entered into a Master Agreement with The Bankers Bank, a wholly-owned subsidiary of CFSI, to provide it with Internet-based, bank-to-bank cash management software for its financial institution customers. This software allows customers of The Bankers Bank to communicate with it electronically and to perform a given set of electronic banking and cash management transactions. In 2001, we recognized approximately $199,000 in revenues from The Bankers Bank associated with the license and support of this cash management software. CFSI is the owner of approximately 5% of our common stock, and Bruce P. Leonard, President and Chief Executive Officer of CFSI and The Bankers Bank, is one of our directors.

Relationships with Directors and Officers

      On July 1, 1999, Mr. Collins entered into a full-recourse promissory note with Direct Access as lender. This note was given as consideration for the issuance of shares of Direct Access to Mr. Collins. Mr. Collins borrowed $1,100,000 under this note, which bore interest at 7% per year, and interest was to be paid on each June 30 and December 31 until the note was paid in full. During 2001, Mr. Collins repaid approximately $995,000, the then outstanding balance of principal and interest under this note, and as a result, such note was paid in full as of December 31, 2001.

      On August 5, 1999, Mr. Eiswirth borrowed $93,300 from Direct Access and signed a full-recourse promissory note evidencing this loan. He borrowed this money to exercise an option to purchase 30,000 shares of Direct Access common stock. This loan bears interest at a rate of 7% per year. Interest is payable on each June 30 and December 31 until the note is repaid in full. Accrued interest on this note as of December 31, 2001 was approximately $16,000. This note matures on August 4, 2002.

      On October 18, 1999, we entered into a $1,300,000 non-recourse term loan with a bank to secure the purchase of equipment that we used in connection with our operations. The loan was secured by such equipment, and each of Mr. Collins and Mr. Sturm personally guaranteed our obligations under the loan. This loan bore interest at LIBOR plus 2% per year and was payable in 60 monthly installments beginning on November 1, 1999. On August 22, 2000, the loan was refinanced due to upgrades to the equipment. As a result, the loan amount was increased to $1,650,000.

      In December 2000, we determined that we no longer needed this equipment and decided to prepare it for sale. Subsequently, we determined that the fair market value of the equipment was less than the outstanding balance of the loan securing the equipment. Therefore, on March 1, 2001, the loan was assumed by W-II Investments, Inc. (“W-II”), a corporation controlled by Mr. Collins and Mr. Sturm. In exchange for the assumption of this loan by W-II, the equipment was transferred to W-II. As a result of the assumption of the loan, we are no longer responsible for payments under the loan.

      Mr. Sturm is a partner at Nelson Mullins, a law firm that provided legal services to us in fiscal year 2001. We paid approximately $62,000 during fiscal year 2001 to this firm for legal services.

      Effective May 1, 2001, we sold to iPay, LLC (“iPay”) certain assets related to a portion of our bill payment operations, including customer contracts for bill payment services that were not considered to be a part of our core business, and iPay assumed certain of the related operating liabilities. Gross proceeds from the sale were approximately $1.3 million in cash, of which $50,000 was placed in escrow for indemnification and other purposes. C. Michael Bowers, then our Chief Administrative Officer, was an owner, manager and executive officer of iPay.

INDEPENDENT PUBLIC ACCOUNTANTS

Audit Fees

      The aggregate fees billed by Arthur Andersen, our independent public accountants, for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2001 and the reviews of the financial statements included in our Forms 10-Q with respect to such fiscal year were approximately $108,000.

Financial Information Systems Design and Implementation Fees

      No fees were billed in fiscal year 2001 by Arthur Andersen for professional services related to financial information systems design and implementation, as such services are defined in the accounting rules of the Commission.

All Other Fees

      Other fees billed by Arthur Andersen for the fiscal year ended December 31, 2001 were approximately $58,000, which consisted primarily of services rendered in connection with certain acquisitions and dispositions, as well as services rendered in connection with the preparation of our tax returns, the preparation and filing of certain of our registration statements and the auditing of our benefit plan. The Audit Committee has considered whether the provision of the services described above (other than the audit and review services described in “Audit Fees” above) is compatible with maintaining the independence of Arthur Andersen as our independent auditors.

      We currently intend to have Arthur Andersen serve as our independent public accountants for fiscal 2002, although this intention may change depending on Arthur Andersen’s circumstances. Our Board of Directors, either alone or upon the recommendation of the Audit Committee, may terminate the engagement of or replace our independent public accountants at any time if it is determined that such change would be in the best interest of Netzee or its shareholders. Representatives of Arthur Andersen may be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

OTHER MATTERS

      We have no knowledge of any other matters that may become before the annual meeting and we do not intend to present any other matters. However, if any other matters shall properly come before the annual meeting or any adjournment or postponement thereof, the persons holding the proxies being solicited herewith will have the discretion to vote on such matters as they see fit.

      If you do not plan to attend the annual meeting, in order that your shares may be represented and in order to assure the required quorum, please complete the enclosed broker instruction card as instructed thereby, or sign, date and return your proxy promptly. In the event you are able to attend the annual meeting, at your request, we will cancel any proxy executed by you.

By Order of the Board of Directors

Donny R. Jackson
President and Chief Executive Officer

April 30, 2002

Atlanta, Georgia

NETZEE, INC.

         The undersigned hereby appoints Donny R. Jackson and Jarett J. Janik, and each of them, to act, with or without the other and with full power of substitution and revocation, as proxies to appear and vote on behalf of the undersigned at the Annual Meeting of Shareholders of Netzee, Inc. to be held on June 12, 2002 at 9:00 a.m. local time, and at any adjournments or postponements thereof, for the following purposes:

1. Election of Directors

☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

John W. Collins and Bruce P. Leonard

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write the name(s) of such nominee(s) immediately below.)

2.	In their discretion, upon such other matters in connection with the foregoing or otherwise as may properly come before the meeting and any adjournments or postponements thereof, all as set forth in the Notice of Annual Meeting of Shareholders and the Proxy Statement, receipt of which is hereby acknowledged.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED,

WILL BE VOTED “FOR” THE ABOVE MATTERS.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NETZEE, INC.

Dated:	, 2002

Signature

Signature if held jointly
IMPORTANT: Please date this proxy and sign exactly as your name or names appear above. If stock is held jointly, signature should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity, please give your full title(s).

Do you plan to attend the Annual Meeting of Shareholders?  ☐ Yes    ☐ No

IMPORTANT: PLEASE SIGN THIS PROXY EXACTLY AS YOUR NAME OR NAMES APPEAR ABOVE.